Exhibit 99.2(c)

                            CERTIFICATE OF AMENDMENT
                                       TO
                                RESTATED BY-LAWS
                                       OF
                         UBS PAINEWEBBER CASHFUND, INC.

      The undersigned, being Vice President and Secretary of UBS PaineWebber Cashfund, Inc., hereby certifies that the Directors of the Corporation duly adopted resolutions which amend the Restated By-Laws of the Corporation dated May 13, 1998, as amended (the "By-Laws"), in the manner provided in such By-Laws, at a meeting held on May 8, 2003, and that the amendment becomes effective June 9, 2003, as follows:

      Corporation Name

      The name of the Corporation is changed from "UBS PaineWebber Cashfund, Inc." to "UBS Cashfund Inc." effective June 9, 2003. Therefore, effective as of such date, Section 1.01 of the By-Laws reads as follows:

      "Section 1.01. Name:

      The name of the Corporation is UBS Cashfund Inc. "


Dated: June 3, 2003

                                       By:    /s/ Amy R. Doberman
                                              ----------------------------------
                                       Name:      Amy R. Doberman
                                       Title:     Vice President and Secretary


New York, New York (ss)

On this 3rd day of June, 2003, before me personally appeared Amy R. Doberman, to me personally known, who, being by me duly sworn, did say that she is Vice President and Secretary of the above-referenced Corporation and acknowledged that she executed the foregoing instrument as her free act and deed.

                                       /s/ Evelyn DeSimone
                                       -----------------------------------------
                                       Notary Public